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                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                      THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                    ----------------------      -------------------------
                                                                      JULY 1       JULY 2         JULY 1        JULY 2
                                                                       1995         1994           1995          1994
                                                                    ---------    ---------      ----------   ------------
PRIMARY EARNINGS PER SHARE
--------------------------

Net income                                                         $  65,237    $  58,916      $  123,190   $   111,814
Less preferred stock dividends and redemption premium                    927          785           1,837         1,568
                                                                    ---------    ---------      ----------   -----------
Net income available to common stockholders                        $  64,310    $  58,131      $  121,353   $   110,246
                                                                    =========    =========      ==========   ===========

Average number of common shares outstanding                           63,509       64,645          63,765        64,589
                                                                    =========    =========      ==========   ===========

Primary earnings per share                                         $    1.01    $    0.90      $     1.90   $      1.71
                                                                    =========    =========      ==========   ===========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------

Net income                                                         $  65,237    $  58,916      $  123,190   $   111,814
Increased ESOP contribution required if preferred stock
     were converted to common                                            362          379             725           758
                                                                    ---------    ---------      ----------   -----------
Fully diluted earnings                                             $  64,875    $  58,537      $  122,465   $   111,056
                                                                    =========    =========      ==========   ===========

Average number of common shares outstanding                           63,509       64,645          63,765        64,589
Additional common equivalent shares resulting from:
     Conversion of preferred stock                                     1,590        1,627           1,595         1,630
     Dilutive effect of stock options and restricted shares              425          321             444           334
                                                                    ---------    ---------      ----------   -----------
Average number of common and common equivalent
     shares                                                           65,524       66,593          65,804        66,553
                                                                    =========    =========      ==========   ===========

Fully diluted earnings per share                                   $    0.99    $    0.88      $     1.86   $      1.67
                                                                    =========    =========      ==========   ===========





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